UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2018

CREATIVE LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-52883	20-4456503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Market Street, Suite 113 St. Augustine, FL		32095
(Address of principal executive offices)		(Zip Code)

(904) 824-3133

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2018, the Board of Directors of Creative Learning Corporation (the “Company”) appointed Blake Furlow as Chief Executive Officer of the Company. At this time, Mr. Furlow will not be receiving any additional compensation for his service as Chief Executive Officer and will continue to serve as a member of the Board of Directors of the Company.

Biographical Information on Mr. Furlow

Blake Furlow has served as a member of the Board of Directors of the Company since August 2017. In February 2015, Mr. Furlow co-founded Boise Escape LLC (“Boise Escape”), a private company that offers an escape the room game, which is a real-life team-based puzzle game. Since founding Boise Escape, Mr. Furlow has served as President. In addition, Mr. Furlow has invested privately in commercial real estate and development since March 2009. In 2006, Mr. Furlow founded an internet lending company, Pay Day Loan Rescue, Inc., which offered borrowers relief from short term loans and provided consumer finance education, where he worked until July 2013.

Related Party Transactions

As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 as well as in other public filings of the Company, the Company entered into a line of credit agreement in the amount of $50,000 with Mr. Furlow on December 29, 2017. The agreement was intended to provide liquidity in the event the Company needed access to such. The agreement is payable upon demand, has an initial term of 5 years, and bears interest at market rates. As of the date hereof, no amounts were outstanding on the line of credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2018	CREATIVE LEARNING CORPORATION

By:
		Name:	Christian Miller
		Title:	Chief Financial Officer and Chief Operating Officer